                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant /x/

Filed by a party other than the registrant / / Check the appropriate box:

/x/ Preliminary proxy statement

/ / Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
/x/  No fee required


/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).


/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:


/ / Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 11, 2000

         The Annual Meeting of Shareholders of Chromatics Color Sciences International, Inc. (the "Company"), a New York corporation, will be held at the offices of the Company at 5 East 80th Street, New York, New York, on Monday, December 11, 2000, at 10:00 A.M., for the following purposes:

1. To approve an amendment to the Company's Certificate of Incorporation to provide for a classified Board of Directors, divided into three classes with one class to be elected each year.

2. To elect three Class I directors to serve a term of one year, elect two Class II directors to serve a term of two years, and elect two Class III directors to serve a term of three years, or until their respective successors are elected.

3. To ratify the appointment of BDO Seidman, LLP as auditors of the Company for the year ending December 31, 2000;

4. To consider and vote on a proposal to amend the Company's 1992 Stock Option Plan to increase the number of shares of common stock, par value $.001 per share, authorized to be issued thereunder from 5,500,000 to 6,500,000, an increase of 1,000,000 shares; and

5. To approve an amendment to the Company's Certificate of Incorporation to effect a one share for three shares reverse stock split of the Company's issued and outstanding shares of Common Stock.

         The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders. Only shareholders of record at the close of business on October 12, 2000 are entitled to notice of and to vote at the meeting, including any adjournments or postponements thereof.

                                         By order of the Board of Directors


                                         Darby S. Macfarlane
                                         Chairperson of the Board of Directors


New York, New York
October 30, 2000
--------------------------------------------------------------------------------
                                   IMPORTANT:
The prompt return of proxies will save the Company the expense of further requests for proxies and will ensure that your shares are voted.
--------------------------------------------------------------------------------

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

--------------------------------------------------------------------------------
                            PROXY STATEMENT
                   FOR ANNUAL MEETING OF SHAREHOLDERS
                           DECEMBER 11, 2000
--------------------------------------------------------------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CHROMATICS COLOR SCIENCES INTERNATIONAL, INC., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Meeting") which will be held at the offices of the Company at 5 East 80th Street, New York, New York 10021, on Monday, December 11, 2000, at 10:00 A.M., and at any adjournments or postponements thereof.

         Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by such proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. Under New York law and the Company's Bylaws, the presence in person or by proxy of a majority of the outstanding shares of the Company's Common Stock, and the Company's preferred stock, par value $0.01 per share, designated as Class A Convertible Preferred Stock (the "Class A Preferred Stock"), in the aggregate, is necessary to constitute a quorum at the Meeting. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes but are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         The principal executive offices of the Company are located at 5 East 80th Street, New York, New York 10021. The approximate date on which this Proxy Statement and the enclosed form of proxy will first be sent or given to shareholders is October 30, 2000.

         Shareholders of record of the Common Stock and the Class A Preferred Stock at the close of business on October 12, 2000 shall be entitled to one vote for each share then held. On September 30, 2000, there were 17,382,318 shares of Common Stock and 1,380,000 shares of Class A Preferred Stock outstanding.

         Only shareholders of record at the close of business on October 12, 2000 are entitled to notice of and to vote at the meeting, including any adjournments or postponements thereof.

                         AMENDMENT TO THE CERTIFICATE OF
                INCORPORATION TO CLASSIFY THE BOARD OF DIRECTORS

         The Board of Directors of the Company proposes to amend the Company's Certificate of Incorporation to provide that the Board of Directors be divided into three classes of directors serving staggered three-year terms ("Classification"). Currently, directors are elected annually to serve one-year terms.

         Classification would create three classes of directors, each consisting as nearly as possible of one-third of the members of the Board, with one class to be elected each year. Members of all three classes would be elected initially at the Meeting. If the proposal for Classification is approved and the slate of seven directors proposed for election at the 2000 annual meeting is elected, they would be elected in three separate classes as follows: three "Class I Directors" would be elected for a term expiring at the 2001 annual meeting; two "Class II Directors" would be elected for a term expiring at the 2002 annual meeting; and two "Class III Directors" would be elected for a term expiring at the 2003 Meeting. At each annual meeting after the Meeting, only directors of the class whose term is expiring that year would be required to stand for election, and upon election each such director would serve a three-year term. In accordance with the Bylaws of the Company, if any vacancies should occur in any class of the Board of Directors or if any new directorships are created, all of the directors then in office, although less than a quorum, may, by majority vote, choose a successor or successors, or fill the newly created directorships, and the directors so chosen shall hold office until the next annual meeting of the shareholders and until their successors shall be duly elected and qualified, unless sooner displaced.

         The number of directors to be elected at the Meeting is seven, which is within the range currently specified in the Company's Bylaws for the size of the Board. The Board of Directors increased the size of the Board from five to seven in August 2000 and has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or any class of directors.

         If Classification is approved, the Company's Certificate of Incorporation will be amended as set forth above (the "First Certificate of Amendment"). The text of the proposed First Certificate of Amendment is set forth in ANNEX A to this Proxy Statement.

         The Board of Directors of the Company believes that Classification is advantageous to the Company and its shareholders for a number of reasons. Allowing directors to serve three-year terms rather than one-year terms will enhance the continuity and stability of both the composition of the Company's Board of Directors and the policies formulated by the Board. In addition, public companies are potentially subject to attempts by various individuals and entities to acquire significant minority positions with the intent either of obtaining actual control by electing their own slate of directors or of achieving some other goal, such as the repurchase of their shares by the company at a premium. Public companies also are potentially subject to inadequately priced or coercive bids for control through majority share ownership. If Classification is approved, a majority of the Company's directors could not be replaced by such persons until at least two annual meetings of shareholders have occurred, unless the proponent of removal achieved sufficient votes to remove the entire Board of Directors for cause pursuant to the provisions of Section 706 of the New York Business Corporation Law. By eliminating the possibility of the sudden removal of the Board, the incumbent Board will be given the time and opportunity to evaluate any proposals for acquisition of control of the Company and assess and develop alternatives without the pressure created by the threat of imminent removal or loss of control, in a manner consistent with their responsibility to the Company's shareholders.

         If the proposal for Classification were adopted, it would generally take at least two annual meetings of shareholders to elect a majority of the Board. Classification may therefore discourage persons from attempting to acquire control of the Company without the consent of the Board of Directors because its provisions would operate to delay such person's ability to obtain control of the Board of Directors. In addition, Classification would similarly delay shareholders who do not approve of policies of the Board in their attempt to replace a majority of the directors. For the same reason, the adoption of the proposal for Classification may also deter certain mergers, tender offers or other takeover attempts which some or a majority of holders of the Company's voting stock may deem to be in their best interests.

         The Board of Directors of the Company has no knowledge of any present effort to gain control of the Company or to organize a proxy contest. In addition, the Company has not experienced any problems in the past or at the present time with the Board's continuity or stability. However, the Board believes that adopting the proposal for Classification is prudent, advantageous and in the best interests of shareholders because it will give the Board more time to fulfill its responsibilities to shareholders and it will provide greater assurance of continuity and stability in the composition and policies of the Board of Directors. The Board also believes such advantages outweigh any disadvantages relating to discouraging potential acquirers from attempting to obtain control of the Company.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

         The proposal for Classification shall be adopted if approved by a majority of all outstanding shares of Common Stock and Class A Preferred Stock entitled to vote at the Meeting. THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE PROPOSAL FOR CLASSIFICATION.


                      ELECTION OF THREE CLASS I DIRECTORS,
               TWO CLASS II DIRECTORS AND TWO CLASS III DIRECTORS

         If the shareholders approve the proposed First Certificate of Amendment providing for the classification of the Board of Directors into three classes, as described above, three Class I directors will be elected for a one-year term expiring at the Company's 2001 annual meeting of shareholders, two Class II directors will be elected for a two-year term expiring at the 2002 annual meeting and two Class III directors will be elected for a three-year term expiring at the 2003 annual meeting, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal. If this proposed First Certificate of Amendment is not adopted, all seven directors will be elected for a one-year term expiring at the Company's 2001 annual meeting of shareholders, subject to the election and qualification of their successors and to their earlier death, resignation or removal.

         The following table sets forth the names of the nominees to each class of the Board of Directors of the Company (for information about each nominee, see "Directors and Executive Officers"):

Class I (one year term)          Class II (two year term)          Class III (three year term)
Leslie Foglesong                 Darby S. Macfarlane               Brian T. Fitzpatrick
Edmund Vimond                    David Kenneth Macfarlane          James Bergman
Edward Mahoney




VOTE REQUIRED AND RECOMMENDATION OF BOARD

         The election of directors requires a plurality of the combined voting power of the shares of Common Stock and Class A Preferred Stock present in person or by proxy at the Meeting. Proxies received in response to this solicitation will be voted FOR the persons named below unless otherwise specified in the proxy. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF ITS THREE NOMINEES FOR CLASS I DIRECTORS, TWO NOMINEES FOR CLASS II DIRECTORS, AND TWO NOMINEES FOR CLASS III DIRECTORS.

                              SELECTION OF AUDITORS

         The Board of Directors has selected BDO Seidman, LLP ("BDO"), independent auditors, to serve as auditors of the Company for the fiscal year ending December 31, 2000. Although shareholder ratification of the Board of the Directors' action in this respect is not required, the Board considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to consider the selection of other auditors for the current fiscal year.

         On April 21, 1998, Wiss & Company, LLP ("Wiss") informed the Company that, based on mutual determination between the Company and Wiss, it would not stand for re-election as the Company's principal accountants for the audit of the Company's financial statements following the completion of its most recent audit of the Company's financial statements on February 17, 1998 in connection with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         Wiss' report on the financial statements for the fiscal year ended December 31, 1996 included a statement, indicating that the financial statements were prepared by Wiss on the assumption that the Company would continue as a going concern. Wiss' report on the financial statements for the fiscal year ended December 31, 1997 did not contain such statement. Wiss' reports for fiscal years 1996 and 1997 contained no other adverse opinions, disclaimers of opinion or modifications as to uncertainty, audit scope or accounting principles.

         Within the two most recent fiscal years and the subsequent interim period preceding Wiss' notification confirming that it would not stand for re-election, there were no disagreements between the Company and Wiss on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to Wiss' satisfaction would have caused it to make reference in connection with its report to the subject matter of the disagreement. Wiss has not advised the Company of any reportable events as defined in paragraphs (A) through (D) of Regulation S-K Item 304(a)(1)(v).

         On May 1, 1998, the Company engaged BDO as the principal accountant to audit the Company's financial statements. During the Company's two most recent fiscal years and the subsequent interim period preceding the date of BDO's engagement, neither the Company nor any person on the Company's behalf consulted BDO regarding either (i) the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was a subject of disagreement or a reportable event. A representative from BDO is expected to be present at the Meeting and shall be available to respond to appropriate questions from shareholders.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

         Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors unless otherwise specified in the proxy. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP.


                       AMENDMENT TO 1992 STOCK OPTION PLAN

         The Board of Directors has adopted, subject to shareholder approval, an amendment to the1992 Stock Option Plan (the "Amendment") which increases the number of shares of Common Stock authorized to be issued thereunder from 5,500,000 to 6,500,000, an increase of 1,000,000 shares. The full text of the Amendment will be furnished to any shareholder upon written request made to the Secretary of the Company. For a description of the material features of the 1992 Stock Option Plan, see "1992 Stock Option Plan". Awards of options for the additional 1,000,000 shares are not yet determinable as none are currently contemplated.

         The Board of Directors believes that the 1992 Stock Option Plan is an important component of the Company's compensation package because it secures for the Company and its shareholders the advantages of the incentive inherent in stock ownership on the part of its key employees. The Company believes that stock ownership incentives give employees a greater concern for the welfare of the Company and its future growth and encourage them to continue their association with the Company. The Company issued a significant portion of the 5,500,000 option shares currently authorized under the 1992 Stock Option Plan. Additional shares will be needed, in future years, to maintain this element of the Company's incentive compensation program for the Company's key employees. Accordingly, the Board of Directors recommends that the shareholders vote in favor of amending the 1992 Stock Option Plan to increase the shares available for issuance by the sum of 1,000,000 shares.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

         The proposal to amend the 1992 Stock Option Plan shall be adopted if the affirmative votes cast by the Company's outstanding shares of Common Stock and Class A Preferred Stock entitled to vote and represented (in person or by proxy) at the Meeting exceed the negative votes. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1992 STOCK OPTION PLAN.

                         AMENDMENT TO THE CERTIFICATE OF
                   INCORPORATION TO EFFECT REVERSE STOCK SPLIT

         The Board has unanimously approved, and recommends to the holders of the Common Stock that they approve, a one-for-three reverse stock split of the Common Stock (the "Reverse Stock Split"). If approved by the shareholders, the Reverse Stock Split may be effected in the manner described below at the option of the Board if the Board determines that such Reverse Stock Split is necessary to maintain the listing of the Company's Common Stock on the Nasdaq SmallCap Market.

         Upon the approval of this proposal by the shareholders of the Company, the proposed second Certificate of Amendment of the Company's Certificate of Incorporation (the "Second Certificate of Amendment"), as set forth in ANNEX B to this Proxy Statement, will be filed with the Secretary of State of the State of New York to effectuate the Reverse Stock Split. Except for any changes as a result of the repurchase by the Company of fractional shares, each shareholder of the Company will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such shareholder did immediately prior to the Reverse Stock Split. Subject to the receipt of the requisite shareholder approval, the Reverse Stock Split would be effective on the date on which the Second Certificate of Amendment is filed with the Secretary of State of the State of New York (the "Effective Date"), which is expected to occur promptly following the Meeting. At the Effective Date, each three shares of Common Stock issued and outstanding will, automatically and without further action by the Board or shareholders of the Company, be reclassified and converted into one share of Common Stock. Fractional shares will not be issued as a result of the Reverse Stock Split, but will be repurchased by the Company for cash at the current fair market value of the fractional share interest. The cash payment for the fractional share interest will be calculated by multiplying the fractional share by the fair market value per share of Common Stock, which will be the closing sale price per share of Common Stock on the Nasdaq SmallCap Market (or any other listing or quotation system on which the shares of Common Stock are then listed or quoted) on the business day prior to the Effective Date. If this proposal is approved by the requisite vote of the shareholders of the Company, the Company intends to file the Second Certificate of Amendment promptly with the Secretary of State of the State of New York. However, notwithstanding the approval of the proposal by the shareholders of the Company, the Board may elect not to file, or to delay the filing of, the Second Certificate of Amendment if the Board determines that filing the Certificate of Amendment would not be in the best interests of the Company and its shareholders.

 REASONS FOR REVERSE STOCK SPLIT

         The principal purpose of the Reverse Stock Split is to reduce the number of shares of the Common Stock outstanding in order to enable the Company to maintain compliance with the quantitative maintenance criteria of the Nasdaq SmallCap Market should the Common Stock remain under $1.00 per share for thirty consecutive business days and not trade over $1.00 per share for the ten consecutive business days during the ninety-day period thereafter. The Reverse Stock Split will reduce the number of issued and outstanding shares of Common Stock, so it is anticipated that the principal effect of the Reverse Stock Split will be to increase the market price per share of the Common Stock after giving effect to the Reverse Stock Split, as compared with the market price per share of the Common Stock outstanding before giving effect to the Reverse Stock Split.

         A higher price per share should enable the Company to maintain compliance with the quantitative maintenance criteria of the Nasdaq SmallCap Market, which require that the bid price per share of the Common Stock equal or exceed $1 in order for the Common Stock to remain listed on the Nasdaq SmallCap Market. The Common Stock has recently traded at prices lower than $1 per share. If the

Reverse Stock Split is not effected, it is possible that the Common Stock will be delisted from the Nasdaq SmallCap Market.

         In addition, the Company believes that the current low price per share at which the Company's Common Stock is trading reduces the marketability of the Common Stock because certain brokerage firms and institutional investors are reluctant to recommend low-priced stock to their clients or hold them in their own portfolios. Investors may view low-priced stock as unattractive, more risky or more volatile than alternative investments. In addition, certain brokerage houses have policies and practices that discourage individual brokers within those firms from dealing in lower priced stocks. These policies and practices pertain, among other things, to payment of brokerage commissions and to time-consuming procedures that function to cause lower priced stocks to be less attractive to brokers from an economic point of view. In addition, since fixed-price brokerage commissions on lower priced stocks represent a higher percentage of the stock price than fixed-price commissions on higher priced stocks, the current price per share of the Common Stock may result in individual shareholders paying higher per-share transaction costs.

         For the reasons set forth above, the Board believes that the Reverse Stock Split is in the best interests of the Company and its shareholders, although the Company cannot assure you that the Reverse Stock Split will have any of the foregoing effects. The Company anticipates that, following consummation of the Reverse Stock Split, the Common Stock will trade at a price per share that is higher than the current market price per share of the Common Stock. HOWEVER, THERE CAN BE NO ASSURANCE THAT THE TOTAL MARKET CAPITALIZATION AND AGGREGATE VALUE OF THE PUBLIC FLOAT OF THE COMMON STOCK AFTER THE PROPOSED REVERSE STOCK SPLIT WILL BE EQUAL TO THE TOTAL MARKET CAPITALIZATION AND THE AGGREGATE VALUE OF THE PUBLIC FLOAT BEFORE THE PROPOSED REVERSE STOCK SPLIT OR THAT THE MARKET PRICE FOLLOWING THE REVERSE STOCK SPLIT WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE. IN SOME CASES, THE TOTAL MARKET CAPITALIZATION OF A COMPANY FOLLOWING A REVERSE STOCK SPLIT IS LOWER, AND MAY BE SUBSTANTIALLY LOWER, THAN THE TOTAL MARKET CAPITALIZATION BEFORE THE REVERSE STOCK SPLIT. IN ADDITION, THE FEWER NUMBER OF SHARES THAT WILL BE AVAILABLE TO TRADE WILL CAUSE THE TRADING MARKET OF THE COMMON STOCK TO BECOME LESS LIQUID, WHICH COULD HAVE AN ADVERSE EFFECT ON THE PRICE OF THE COMMON STOCK.

         After the effectiveness of the Reverse Stock Split, each shareholder would own 33.33% of the number of shares of Common Stock as such shareholder owned prior to the Reverse Stock Split, but will own the same percentage of the outstanding shares of Common Stock of the Company, except for the effects of the Company's repurchase of fractional share interests at the then current fair market value. The number of shares of Common Stock that may be purchased upon the exercise or conversion of outstanding options, warrants, and other securities convertible into or exchangeable for shares of Common Stock of the Company (collectively, the "Convertible Securities") and the per share exercise or conversion price per share will be adjusted appropriately so that, as of the Effective Date, the aggregate number of shares of Common Stock issuable in respect of Convertible Securities immediately following the Effective Date will be approximately 33.33% of the number issuable in respect thereof immediately prior to the Effective Date and the aggregate exercise and conversion prices thereunder will remain unchanged. As a result of the Reverse Stock Split, certain shareholders may own "odd lots" of fewer than one hundred (100) shares of Common Stock. Brokerage commissions and other costs of transactions for odd lots may be higher than for "round lot" transactions, particularly on a per-share basis. The par value of the Common Stock of $.001 per share will remain unchanged as a result of the Reverse Stock Split. The number of outstanding shares of Common Stock will be reduced by 66.67% and by such additional number to account for the repurchase by the Company of fractional share interests that otherwise would result from the Reverse Stock Split. Accordingly, the aggregate par value of the issued and outstanding shares of Common Stock, and therefore the stated capital associated with the Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the Reverse Stock Split is effected, all share and per-share information in the Company's financial statements will be restated to reflect the Reverse Stock Split for all periods presented in future filings after the Effective Date with the Securities and Exchange Commission and the Nasdaq Stock Market.

EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

         If the Reverse Stock Split is approved by the shareholders of the Company, the combination and reclassification of shares of Common Stock pursuant to the Reverse Stock Split will automatically occur on the Effective Date without any further action on the part of the shareholders and regardless of the date on which the certificates representing the share of Common Stock are physically surrendered to the Company for exchange. Every three issued and outstanding shares of Common Stock would be converted and reclassified into one share of Common Stock in the Reverse Stock Split, and any fractional share interests resulting from such reclassification and combination would be repurchased by the Company for cash at a price equal to the fair market value of the Common Stock multiplied by such fractional share interest. The "fair market value" of the Common Stock means the closing price per share as reported on the Nasdaq SmallCap Market (or on such other quotation system or exchange on which the Common Stock is then quoted or listed for trading) on the business day immediately preceding the Effective Date. The ownership of a fractional share interest in a share of Common Stock will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

         As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of Common Stock for use in forwarding to the Company stock certificates for surrender and exchange for certificates representing the number of shares of Common Stock to which such holder is entitled and the cash payment (to be paid by check) for any fractional share interest. The transmittal forms will be accompanied by instructions specifying the details of the exchange. Upon receipt of the transmittal form, each shareholder should surrender the certificates representing shares of Common Stock prior to the effectiveness of the Reverse Stock Split, in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of Common Stock to which such holder is entitled as a result of the Reverse Stock Split, and a check for the cash payment to which such holder is entitled as a result of the repurchase by the Company of fractional share interests, if any. SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

         As of the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date (an "existing certificate") will be deemed canceled and, for all corporate purposes, will be deemed only to evidence ownership of the number of shares of Common Stock into which the shares of Common Stock evidenced by such existing certificates have been converted by the Reverse Stock Split.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material federal income tax consequences to shareholders of the Company of the Reverse Stock Split. The following summary discussion is based upon the Internal Revenue Code of 1986 (the "Code"), treasury regulations thereunder, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled, or modified at any time, possibly with retroactive effect. There can be no assurance that such changes will not adversely affect the matters discussed in this summary. No ruling from the Internal Revenue Service ("IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. This discussion may not address certain federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

         The Company believes that the Reverse Stock Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code and as a stock-for-stock exchange under Section 1036(a) of the Code. As a result, the Company believes that no gain or loss should be recognized by a shareholder in the Reverse Stock Split, except with respect to any cash received in lieu of fractional share interests. The aggregate tax basis of the shares of Common Stock held by a shareholder following the Reverse Stock Split will equal the shareholder's aggregate basis in the Common Stock held immediately prior to the Reverse Stock Split. Generally, the aggregate tax basis will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro rata basis. Shareholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the shares of Common Stock received in exchange in the Reverse Stock Split. Shares of Common Stock received should have the same holding period as the Common Stock surrendered. Each shareholder who receives cash, if any, in lieu of fractional share interests will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis allocable to such fractional shares.

         This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person. Each shareholder should consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such shareholder, including the application and effect of state, local and foreign income and other tax laws. It is the responsibility of each shareholder to obtain and rely on advice from his or her personal tax advisor with respect to the effect of the Reverse Stock Split on his or her personal tax situation, the effect of possible future legislation and regulations, and the reporting of information required in connection with the Reverse Stock Split on his or her own tax returns. It also will be the responsibility of each shareholder to prepare and file appropriate tax returns.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

         The proposal for the Reverse Stock Split shall be adopted if approved by a majority of all outstanding shares of Common Stock and Class A Preferred Stock entitled to vote at the Meeting. If this proposal is approved by the shareholders, it will become effective if the Company files and records the Second Certificate of Amendment with the Secretary of State of the State of New York. IF THIS PROPOSAL IS NOT APPROVED, THE REVERSE STOCK SPLIT WILL NOT BE IMPLEMENTED. THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED SECOND CERTIFICATE OF AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT.


                           ADDITIONAL DISCLOSURE ITEMS


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of November 1, 2000, the beneficial ownership of the Common Stock: (i) by each shareholder known by the Company to beneficially own more than 5% of the Common Stock or the Class A Preferred Stock; (ii) by each director of the Company; (iii) by the Company's Acting Chief Executive Officer; and (iv) by all executive officers and directors of the Company as a group. Amounts presented give effect to the February 1998 three-for-two forward stock split (the 1998 "Stock Split") (including shares issuable upon the exercise of stock options and/or warrants). Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of Common Stock or Class A Preferred Stock listed.

Name and Address of                                      Class A              Percent          Common Stock          Percent of
Beneficial Owner                                   Preferred Stock(1)         of Class       Number of Shares          Class
                                                    Number of Shares
----------------------------------------          ----------------------     -----------    -------------------     -------------
Darby Simpson Macfarlane                                1,380,000               100%           1,636,220(2)            9.02%
10 Old Jackson Avenue, #28
Hastings-on-Hudson, NY 10706


David Kenneth Macfarlane                              1,380,000(3)              100%           1,636,220(4)            9.02%
5 East 80th Street
New York, NY 10021


Brian T. Fitzpatrick (5)                                                                         106,233                 *

C/o Gordon Laboratories, Inc.

751 East Artesia Boulevard

Carson, CA 90746


Frank Marchese                                                                                      *                    *
c/o Chromatics Color Sciences
International, Inc.
5 East 80th Street
New York, NY 10021

Leslie Foglesong (6)                                                                             265,000               1.50%
116 Lafayette Avenue
Brooklyn, NY 11217


Edmund Vimond (7)                                                                                 31,666                 *
6967 Country Lakes Circles
Sarasota, FL 34243


Edward Mahoney (8)                                                                                31,666                 *
2044 Palisades Drive
Pacific Palisades, CA 90272


James N. Bergman (9)                                                                              468,581              2.63%
2 First Avenue
Sterling, IL 61081

Gary W. Schreiner (10)                                                                          1,498,967              7.94%
2126 Melvin Drive
Rock Falls, IL 61071

LB I Group, Inc. (11)                                                                           2,163,951             11.07%
3 World Financial Center
New York, NY 10285

Janssen-Meyers Associates, L.P. (12)                                                            1,206,934              6.78%
17 State Street
New York, NY 10001


All directors and executive officers                    1,380,000               100%            2,539,366             13.42%
as a group (8 persons)



(1) The Class A Preferred Stock is a voting security which votes together with the Common Stock as a single class and is entitled to one vote per share. The shares of Class A Preferred Stock are convertible into shares of Common Stock if (i) the Company's earnings for any two calendar years during the period ending on December 31, 2000 exceeds $20,000,000 or (ii) the closing bid price of the Common Stock has been at least $31.11 on 30 consecutive trading days at any time prior to December 31, 2000. The conversion ratio is .979 shares of Common Stock for each share of Class A Preferred Stock. If neither condition to conversion is satisfied by December 31, 2000, the Class A Preferred Stock will be redeemed by the Company at a price of $.01 per share.

(2) Includes 886,220 issued and outstanding shares of the Common Stock beneficially owned by Mrs. Macfarlane, 450,000 shares issuable upon the exercise of options granted to Mrs. Macfarlane and 300,000 shares issuable upon the exercise of options granted to Mr. Macfarlane which options are currently exercisable. As a result of a certain voting agreement between them, Mrs. Macfarlane is entitled to sole voting power and sole power of disposition over all shares of common stock held or acquired by Mr. Macfarlane.

(3) Represents the 1,380,000 issued and outstanding shares of the Class A Preferred Stock owned by Mrs. Macfarlane.

(4) Includes 886,220 issued and outstanding shares of Common Stock beneficially owned by Mrs. Macfarlane, 450,000 shares issuable upon the exercise of options granted to Mrs. Macfarlane and 300,000 shares issuable upon the exercise of options granted to Mr. Macfarlane which options are currently exercisable.

(5) Includes 1,000 shares of Common Stock subject to the Pledge and Escrow Agreement, dated as of June 2, 2000, by and between the parties thereto, pursuant to which such shares were pledged as collateral security for Mr. Fitzpatrick's indemnification obligation under the Agreement of Purchase Sale, dated as of April 17, 2000, by and among the Company and the other parties thereto, as amended.

(6) Includes 250,000 shares of Common Stock issuable upon the exercise of options which are currently exercisable.

(7) Represents 31,666 shares of Common Stock issuable upon the exercise of options which are currently exercisable.

(8) Represents 31,666 shares of Common Stock issuable upon the exercise of options which are currently exercisable.

(9) Includes (i) 119,491 shares of Common Stock issuable upon the exercise of warrants which are currently exercisable and issued in the name of LB Pension Plan and Trust, a trust for which Mr. Bergman serves as a trustee, and (ii) 257,299 shares of Common Stock issuable upon the conversion of Class B Series 5 Convertible Preferred Stock issued in the name of Lawrence Brothers, Inc., a corporation in which Mr. Bergman owns forty percent of the voting equity and for which he serves as a director.

(10) Represents 1,298,167 shares of Common Stock issuable upon the conversion of Class B Series 5 Convertible Preferred Stock and 200,000 shares of Common Stock issuable upon the exercise of warrants which are currently exercisable.

(11) Represents 1,388,889 shares of Common Stock issuable upon the conversion of Class B Series 2 and Class B Series 3 Convertible Preferred Stock and 775,062 shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(12) Based on a representation letter from Janssen-Meyers Associates, L.P. dated March 19, 1999, and includes 636,250 shares of Common Stock held by Peter Janssen (an affiliate of Janssen-Meyers Associates, L.P.), 145,750 shares of Common Stock and 314,347 warrants held by Janssen-Meyers Associates, L.P. which, in each case, are currently exercisable, 108,647 warrants held by limited partners of Janssen-Meyers Associates, L.P. and 1,940 warrants held by Meyers Janssen Securities Corp., which, in each case, are currently exercisable. Peter Janssen and Bruce Meyers are deemed to be the beneficial owners of the shares of Common Stock and warrants held by Janssen-Meyers Associates, L.P.


         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the beneficial owners of more than 10 percent of the Common Stock to file reports of ownership and changes in ownership of their equity securities of the Company. Directors and executive officers of the Company and such beneficial owners file such reports with the Commission and the Nasdaq Stock Market, Inc. Directors and executive officers and such beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of Forms 3, 4 and 5 and amendments thereto received by the Company, and written representations from certain directors and executive officers and such beneficial owners of the Company that no Forms 5 were required for such persons, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and such beneficial owners were complied with during 1999.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information concerning each of the directors and executive officers of the Company as of September 30, 2000:

Name                                     Age           Position
-----------------------------------    --------        -------------------------------------------------------
Darby S. Macfarlane                      56            Director, Chairperson of the Board, Chief Technology
                                                       Officer and Assistant Treasurer

Brian T. Fitzpatrick                     47            Director, President and Acting Chief Executive Officer


David Kenneth Macfarlane                 53            Director, Vice President-Research and Development


Frank Marchese                           45            Chief Financial Officer


Leslie Foglesong                         45            Director, Secretary and Treasurer


Edmund Vimond                            64            Director


Edward Mahoney                           48            Director


James N. Bergman                         39            Director



Executive officers are elected by the Board of Directors, serve at the direction of the Board and hold office until their respective successors are elected and qualified.

         Darby S. Macfarlane co-founded the Company in March 1984 and is also one of the primary inventors of the patented technology used in the ColorMate(R) System. She has been Chairperson of the Board, Treasurer (or Assistant Treasurer) and a director of the Company since formation and also served in the capacity of President until April 9, 1995 and Chief Executive Officer until August 14, 2000. On August 14, 2000 Ms. Macfarlane was also appointed Chief Technology Officer of the Company. Prior to her employment with the Company, Ms. Macfarlane was the co-founder in 1974 of Personalized Colors, Inc. Commencing in 1978, Ms. Macfarlane and Mr. Macfarlane led and directed the Company's research and development and mass-manufacturing efforts of the color science technology, instrumentation and cosmetic and related products now offered by the Company.

         Brian T. Fitzpatrick was appointed Acting Chief Executive Officer and a director of the Company on August 14, 2000. He previously served in the capacity of President and Chief Operating Officer of the Company, which role he assumed upon the Company's April 2000 acquisition of Gordon Laboratories, Inc., a Carson City, California based formulator and manufacturer of cosmetics, hair care and other personal care products. Mr. Fitzpatrick had been the President, Chief Executive Officer and Chairman of Gordon since April 1996. Prior to Gordon, Mr. Fitzpatrick served as President of several electronic manufacturing companies and worked for the Polaroid Corporation in its industrial marketing division. Mr. Fitzpatrick earned an M.B.A. in Finance and Marketing from Adelphi University in 1986 and a B.S. in Marketing from Seton Hall University in 1975.

         David Kenneth Macfarlane co-founded the Company and is also one of the primary inventors of the patented technologies used in the ColorMate(Registered Trademark) System. In addition, Mr. Macfarlane developed the manufacturing, technical and engineering specifications necessary to have miniaturized and mass manufactured the ColorMate(Registered Trademark) System. Mr. Macfarlane has been Vice President-Research and Development, and a director of the Company since formation. Prior to 1984, Mr. Macfarlane held a variety of executive positions with finance, sales, marketing, research and development and manufacturing companies in Europe, South Africa and the United States, including International Technical Research and Development, Ltd., and Trumach, Inc.

         Frank Marchese, a certified public accountant, has been Chief Financial Officer of the Company since January 2000. Mr. Marchese had previously served as Chief Financial Officer of Pharmaceutical Formulations, Inc. from 1992 until 1999, Director of Finance for Primex Plastics Corporation from 1989 until 1992 and Senior Manager with the accounting firm of KPMG Peat Marwick,

LLP prior to 1989. Mr. Marchese holds an M.B.A. degree from New York University and a B.B.A. degree from Pace University.

         Leslie Foglesong has been the Secretary, Treasurer (or Assistant Treasurer) and a director of the Company since its formation.

         Edmund Vimond has previously provided consulting services to the Company. On December 1, 1997, Mr. Vimond was appointed to the Company's Board of Directors and currently acts as Chairman of the Company's Compensation Committee. From 1991 to 1997, Mr. Vimond was the President and Chief Executive Officer of Ocurest Laboratories, Inc. Mr. Vimond was responsible for managing all functions of the business, including marketing, sales, contract manufacturing, personnel and finance and systems. Prior to 1991, Mr. Vimond held positions in various executive capacities with RJR Nabisco Inc., American Cyanamid Co., Johnson & Johnson and Warner-Lambert Companies Inc. Since January 1998, Mr. Vimond has been the principal of Edmund Vimond Associates, a business development consulting practice. Mr. Vimond received B.S.B.A. and M.B.A. degrees from Northwestern University.

         Edward Mahoney, a certified public accountant, was appointed to the Board of Directors on January 26, 1998 and currently acts as Chairman of the Company's Audit Committee. Since January 1998, Mr. Mahoney has owned and operated a certified public accounting firm and was a tax partner with the accounting firm of BDO Seidman LLP from 1994 to 1997 and Price Waterhouse from 1973 to 1994. Mr. Mahoney received a Bachelor of Science in Accounting degree from Brooklyn College of the City University of New York.

         James N. Bergman was appointed to the Board of Directors on August 14, 2000. He is currently the Chief Operating Officer of Lawrence Brothers, Inc., a building hardware manufacturer, and had been a partner in the law firm of Ward, Murray, Pace and Johnson until August 1999. He is a graduate of Northern Illinois University Law School and has an undergraduate degree in accounting from the University of Iowa.

         Darby S. Macfarlane and David Kenneth Macfarlane are the founders of the Company and, as such, may be deemed "promoters" of the Company as those terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended. There is no family relationship among any other directors or executive officers of the Company.

         During the fiscal year ended December 31, 1999, the Company's Board of Directors met on five occasions and had five unanimous written consents. All of the directors participated in all such meetings and consents.

         The Company has an audit committee consisting of three members. The audit committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The members of the audit committee are Leslie Foglesong, Edward Mahoney and Edmund Vimond.

         The Company established a compensation committee in January 1998 consisting of two members. The compensation committee is responsible for making recommendations to the Board of Directors concerning executive compensation including base salaries, bonuses and criteria for their award, stock option plans, stock option grants, health and life insurance and other benefits. The members of the compensation committee are Edward Mahoney and Edmund Vimond. See "Compensation Committee Interlocks and Insider Participation." The Company does not have a nominating committee.

EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE

         The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to, the Company's Chief Executive Officer and its three other executive officers who were serving as such during and at the end of fiscal year 1999 for services rendered in all capacities to the Company in the last three fiscal years. See "Employment Agreements." Name and Principal Position Annual Compensation Long-Term All other Compensation Compensation



                                                                                           Long-Term              All other
                                                 Annual Compensation                      Compensation           Compensation
                                                                                       ---------------------
                                                                                             Awards
--------------------------------    -----------------------------------------------         ----------          -----------------
                                      Year          Salary ($)        Bonus ($)          Options(1) ( #)
                                    ----------     -------------    ---------------    ---------------------
Darby S. Macfarlane,                  1999           175,000              0                     0                      0
Chief Executive Officer (2)           1999           175,000              0                     0                      0
                                      1997           175,000              0                     0                      0


Arthur Guiry, President (3)           1999           200,000              0                     0                      0
                                      1998           200,000              0                     0                      0
                                      1997           200,000              0                     0                      0


David Kenneth Macfarlane,             1999           125,000              0                     0                      0
 Vice President,                      1998           125,000              0                     0                      0
 Research Development                 1997           125,000              0                     0                      0


Leslie Foglesong                      1999           100,000            10,000                  0                      0
 Secretary and Treasurer              1998           100,000            5,000                100,000                   0
                                      1997           100,000              0                     0                      0



(1) The number of shares issuable upon the exercise of stock options granted under the 1992 Stock Option Plan give effect to the 1998 Stock Split.

(2) Ms. Macfarlane served as Chief Executive Officer of the Company until August 14, 2000, at which time she was succeeded by Brian T. Fitzpatrick.

(3)  Mr. Guiry died on March 9, 2000.

Leslie Foglesong, the Company's Secretary and Treasurer, was granted 100,000 options under the 1992 Plan on October 30, 1998, which became exercisable on October 30, 1999 and expire on October 30, 2008.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUE TABLE

         The following table sets forth information with respect to stock options exercised during the fiscal year ended December 31, 1999 and the value at December 31, 1999 of unexercised stock options

\
held by the Chief Executive Officer and the other executive officers of the Company. The number of shares presented gives effect to the 1998 Stock Split:


                                                                               Number of Securities        Value of Unexercised
                                                                              Underlying Unexercised       In-the-Money Options
                                                                            Options at Fiscal Year-End     at Fiscal Year-End(1)
                                                                            --------------------------     ---------------------
Name                                   Shares Acquired         Value        Exercisable/ Unexercisable         Exercisable/
                                       on Exercise (#)       Realized                  (#)                     Unexercisable
----------------------------------    ------------------    ------------    ---------------------------    ----------------------
Darby S. Macfarlane                           0                  0                  450,000/0                   $1,864,350


Arthur Guiry                                  0                  0                  105.000/0                     $505,365


David Kenneth Macfarlane                      0                  0                  300,000/0                   $1,242,900


Leslie Foglesong                              0                  0                  250,000/0                   $797,000



(1) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Common Stock on December 31, 1999 ($7.063 per share, as originally quoted on the Nasdaq SmallCap Market published in The Wall Street Journal) and the option exercise price, but after giving effect to the 1998 Stock Split.

     COMPENSATION OF DIRECTORS

         Directors who are officers of the Company do not receive additional compensation for serving on the Board of Directors or for their attendance at Board of Directors' meetings. Edmund Vimond and Edward Mahoney each receive a monthly director's fee in the amount of $6,000. In addition, (i) Mr. Mahoney received on January 26, 1998 options exercisable at $9.25 per share to purchase 37,500 shares of the Company's Common Stock under the 1992 Stock Option Plan and
(ii) Mssrs. Mahoney and Vimond received on October 30, 1998 options exercisable at $5.375 per share to purchase 20,000 shares of the Company's Common Stock under the 1992 Stock Option Plan. The stock options granted to Mr. Vimond and Mr. Mahoney vest in equal installments on the first, second and third anniversaries of the date of grant. Two-thirds of the options granted to Mr. Mahoney on January 26, 1998 became exercisable on January 26, 2000. Two-thirds of the options granted to Mssrs. Mahoney and Vimond on October 30, 1998 became exercisable on October 30, 2000. Mr. Vimond also received (i) 15,000 ten-year stock options under the 1992 Stock Option Plan exercisable at $5.42 per share on July 15, 1997, all of which were fully exercisable on the date of grant and (ii) 22,500 ten-year stock options under the 1992 Stock Option Plan exercisable at $9.71 per share on December 1, 1997, two-thirds of which became exercisable on December 1, 1999.

EMPLOYMENT AGREEMENTS

         The Company entered into separate employment agreements with each of Darby S. Macfarlane and David Kenneth Macfarlane, providing for Ms. Macfarlane's employment as Chairperson and Chief Executive Officer and for Mr. Macfarlane's employment as Vice President, Research and Development, each extendable at the employee's option until February 1, 2003. These agreements were amended in August, 2000 to provide for conforming severance benefits in accordance with the terms of these employment agreements when Brian T. Fitzpatrick was appointed Acting Chief Executive Officer and Ms. Macfarlane was appointed as Chief Technology Officer and continued as Chairperson of the Company. The agreements with Ms. and Mr. Macfarlane provide for current annual base salaries in 1999 of $175,000 and $125,000, respectively, subject to annual increases as provided for in their agreements. In addition, Ms. Macfarlane's agreement provides for a bonus payment of 33% of the first million of the

Company's net recovery in excess of $2,000,000 from the Avon Litigation, or $361,200, of which $98,800 was paid prior to 1999. The remaining $262,400 was paid to Ms. Macfarlane in the third quarter of 2000. Deferral of this repayment was made in connection with the amendment to the Company's Certificate of Incorporation which amendment modified certain terms of the Class A Preferred Stock, including the following: (i) extension to December 31, 2000 of the expiration date of the conversion feature and redemption period, (ii) revision of the market price conversion feature to provide for adjustment upon the occurrence of certain events involving the Common Stock, and (iii) revision of the calculation of the earnings goal needed to trigger the conversion feature by including extraordinary items and revenues and earnings generated by businesses acquired by the Company. In connection with Ms. Macfarlane's agreement to defer repayment, she also agreed to forego any discretionary performance bonus in 1999 under her employment agreement. Under the employment agreements, the Company is obligated to provide Mr. Macfarlane with a $300,000 and Ms. Macfarlane with a $1,000,000 term life insurance policy and disability insurance. The Company maintains key-man life insurance on each of Ms. and Mr. Macfarlane in the amount of $1,000,000.

         The employment agreements also provide for the payment of termination benefits by the Company if employment thereunder is terminated (i) by the Company for any reason other than death, disability or "cause" as set forth therein or (ii) by reason of death or disability. If Mr. or Ms. Macfarlane's employment is terminated by the Company or the employee for any reason other than death, disability or "cause," (as set forth therein) the Company is required by each agreement to pay to the terminated employee an amount equal to
(a) the aggregate base salary payable for the remainder of the employment period of the agreement and (b) the aggregate base salary payable thereunder for three years, plus, in each case and for each such year, an amount not less than any bonus granted by the Board of Directors of the Company to the employee in the year immediately preceding the year in which termination occurred. If the employee's employment is terminated by reason of death or disability, the Company is required to pay to Ms. Macfarlane and Mr. Macfarlane, as applicable, an amount equal to two years aggregate base salary in the case of Ms. Macfarlane, and one year's base salary in the case of Mr. Macfarlane, plus in each case and for each such year an amount not less than any bonus granted to the employee in the year immediately preceding the year in such termination occurs.

         In addition, the Company entered into a three-year employment agreement, commencing on January 4, 2000, with Frank Marchese, pursuant to which he serves as Chief Financial Officer of the Company. The term of the agreement may be extended for an additional two years at the Company's option. The agreement provides for an annual base salary of $135,000, plus options under the 1992 Stock Option Plan to purchase an aggregate of 50,000 shares of Common Stock at an exercise price equal to the fair market value per share of the Common Stock on the date of grant. The options vest in equal installments upon each of the first, second and third anniversaries of the start date. The Company may terminate the agreement by reason of physical or mental disability, but in such case Mr. Marchese would remain entitled to full compensation and benefits during the period prior to such termination. If Mr. Marchese's employment with the Company were terminated by reason of his death, he would be entitled to any unpaid but accrued portion of his base salary through the date of such termination, including a pro rata portion of the bonus. If his employment were terminated by the Company upon 30 days written notice or within one year after a "change of control", but other than for "cause" or by reason of death or disability, then Mr. Marchese would be entitled to his base salary for the 24-month period following such termination or for the remaining term of the agreement, whichever is shorter, and medical benefits for one year for himself and his immediate family.

         The Company also entered into a five-year employment agreement with Brian T. Fitzpatrick, commencing on April 17, 2000, pursuant to which he serves as the Chief Operating Officer, President and Acting Chief Executive Officer of the Company and Chief Executive Officer and President of the Company's subsidiaries, Gordon Acquisition Corp. and H.B. Gordon Manufacturing, Inc. As compensation, Mr. Fitzpatrick is entitled under the agreement to an annual base salary of $200,000, plus options under the 1992 Stock Option Plan to purchase an aggregate of 170,636 shares of Common Stock. The exercise price (i) for the first 99,364 options exercised is twice the closing bid price of the Common Stock on April 17, 2000 and (ii) for the remaining options is equal to such closing bid price. The options vest in equal installments upon each of the first, second and third anniversaries of the start date. In addition, Mr. Fitzpatrick is to receive with respect to each fiscal year a bonus to be determined by the Compensation Committee of the Company. The Company may terminate the agreement by reason of physical or mental disability, but in such case Mr. Fitzpatrick would remain entitled to full compensation and benefits during the period prior to such termination. If Mr. Fitzpatrick's employment were terminated by reason of his death, the Company would have no further obligations under the agreement other than his stock options. If his employment were terminated for any reason other than death, disability, "cause," voluntary resignation or a "change of control," then the Company would pay Mr. Fitzpatrick his base salary for the 12 months following such termination.

         Additionally, the Company entered into a four-year employment agreement with Leslie Foglesong, commencing on December 15, 1997, pursuant to which she serves as Secretary and Treasurer (or Assistant Treasurer) of the Company. The term of the agreement may be extended for an additional year at Ms. Foglesong's option. The agreement provides for an annual base salary of $100,000, subject to an increase as of January 1, 2000 to $135,000, plus a bonus with respect to each fiscal year to be determined by the Board of Directors, as well as options under the 1992 Stock Option Plan. The Company may terminate the agreement by reason of physical or mental disability, but in such case Ms. Foglesong would remain entitled to full compensation and benefits during the period prior to such termination. If Ms. Foglesong's employment were terminated by reason of her death, the Company would have no further obligations under the agreement other than allowing her stock options to be exercised by her estate for a period of five years after such termination. If her employment were terminated for any reason other than death, disability or "cause." then Ms. Foglesong would be entitled to her base salary for the 24-month period following such termination or the remaining term of the agreement, whichever is greater; in addition, her stock options would continue to be exercisable for a period of five years afer such termination.

         The Company had entered into a five year employment agreement, commencing on April 10, 1995, with Arthur Guiry providing for Mr. Guiry to serve as President of the Company. The agreement terminated upon the death of Mr. Guiry on March 9, 2000. The agreement provided for an annual base salary of $200,000, plus options to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $2.25 per share under the Company's 1992 Stock Option Plan. Upon his death, Mr. Guiry's personal representative received from the Company accrued salary through the date of his termination and on March 17, 2000 exercised the remaining 105,000 options granted to Mr. Guiry under the 1992 Stock Option Plan.

         All of the agreements described above prohibit disclosure of proprietary and confidential information regarding the Company and its business to anyone outside the Company both during and subsequent to employment and provide certain non-competition and non-solicitation restrictions on the employee for the duration of employment with the Company, and for one year thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There are no reportable compensation committee (Board of Directors) interlocks or insider participation transactions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is responsible for establishing compensation policies applicable to the Company's executive officers; evaluating and recommending to the Board the compensation of the Chief Executive Officer and other executive officers; and recommending to the Board of Directors individual stock option grants for executive officers from the Company's 1992 Stock Option Plan. The following report relates to the Company's compensation policies and the compensation paid to the Chief Executive Officer for the year ended December 31, 1999.

         Compensation Policies: The Company's compensation policies for all employees, including executive officers, are designed to provide compensation levels that are competitive with those of small capitalization, early-stage technology companies, with whom the Company must compete in the recruitment and retention of highly qualified, motivated personnel. The Company's executive compensation program is structured (i) to compensate its executive officers on an annual basis with a cash salary and discretionary bonus at a sufficient level to retain and motivate these officers and (ii) to provide long-term incentives to those executives through periodic grant of stock options.

         The salary component of executive compensation and any bonuses granted in the Company's discretion is based on each executive's level of responsibility in comparison to similar positions in comparable companies. The Company believes a competitive base salary, and bonus when warranted, is essential to the development and retention of capable management. Base salaries for executive officers are reviewed periodically, based on a review of competitive salaries obtained from published data and other sources, and discretionary performance bonuses, if any, are used to augment salary in circumstances where special achievement is to be rewarded.

         The long-term incentive component recognizes the importance of stock ownership by employees and reflects the use of stock options as an integral part of each executive's compensation. The Company believes the opportunity for stock appreciation through stock options which vest over time promotes the relationship between long-term interests of executive officers and shareholders. The size of specific grants takes into account the executive officer's salary, number of options previously granted and overall individual contributions to the Company.

         Chief Executive Officer Compensation: The employment agreement with Ms. Macfarlane, who served as the Company's Chief Executive Officer until August 14, 2000, provides for an annual base salary of $175,000, with annual increases as provided therein. Ms. Macfarlane agreed to forego any bonus grant in 1999 in consideration of the Company extending her employment agreement and agreeing to modify certain terms of the Class A Preferred Stock owned by Ms. Macfarlane, including extension of the redemption date for the Class A Preferred Stock to December 31, 2000. The determination of Ms. Macfarlane's salary level was based on the same criteria applicable to base salaries of all executive officers. Ms. Macfarlane received no stock option or bonus grant in 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1997, Ms. Macfarlane agreed to (i) delay payment until January 1999 on the note she received under her employment agreement in respect of the Avon Settlement, (ii) extend the term of her employment with the Company until December 31, 2000, in accordance with the terms of her employment agreement (which provided for renewal at the option of Ms. Macfarlane), and
(iii) forego any discretionary performance bonus under her employment agreement for 1999 in connection with the Company's Board of Directors agreeing to modify certain features of the Company's Class A Preferred Stock. The changes to the Class A Preferred Stock, approved by the Company's shareholders on February 13, 1998, provide that, if (i) the Company's earnings for any two calendar years during the period ending on December 31, 2000 exceeds $20,000,000 or (ii) the closing bid price of the Common Stock has been at least $46.67 ($31.11 giving effect to the Stock Split) on 30 consecutive trading days at any time prior to December 31, 2000, each outstanding share of the Class A Preferred Stock shall be converted into .979 shares of Common Stock, subject to adjustment for stock-splits, including the 1998 Stock Split, stock dividends, reclassification or other combinations or subdivisions. If neither condition is satisfied by December 31, 2000, the Preferred Stock shall be redeemed by the Company at a price of $0.01 per share, plus any declared but unpaid dividends.

         Since August 1990, the Company has occupied office space leased under Darby S. Macfarlane's name. For the year ended December 31, 1999, the Company paid $20,440 in connection with such lease, representing the actual lease cost for such premises. In addition, the Company paid approximately $10,200 for the year ended December 31, 1999 for the use of Ms. Macfarlane's residence as an administrative and research and development office.

         In connection with the Avon Settlement and Ms. Macfarlane's employment agreement, Ms. Macfarlane received $361,200 from the proceeds of the Avon Settlement.

         Management believes that each of the transactions described above were obtained on terms at least as favorable as could have been obtained from unaffiliated third parties.

1992 STOCK OPTION PLAN

         Pursuant to the 1992 Stock Option Plan, certain directors, employees and officers of the Company will be given the opportunity to acquire shares of Common Stock through the grant of options. Such options may be either incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. A maximum of 5,500,000 shares of Common Stock are currently authorized for issuance with respect to options granted under the 1992 Stock Option Plan. The material features of the 1992 Stock Option Plan are described below.

         The purpose of the 1992 Stock Option Plan is to promote the longterm success of the Company by providing financial incentives to key employees who are in positions to make significant contributions toward success. The 1992 Stock Option Plan is designed to attract individuals of outstanding ability to employment with the Company, to provide key employees with a proprietary interest in the Company, and to encourage such employees to continue their employment with the Company and to render superior performance during such employment.

         The 1992 Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has authority to determine the employees to whom awards will be granted, the form and amount of the awards, the dates of grant, vesting periods, and other terms of each award.

         The 1992 Stock Option Plan provides for both incentive stock options, as defined in Section 422 of the Code, and nonqualified stock options. With certain limited exceptions, options are granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made by the optionee when an option is exercised. The exercise price may be paid in cash or in such other form as the Company may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. The proceeds received by the Company from the sale of shares under the 1992 Stock Option Plan are used for general corporate purposes. Options granted under the 1992 Stock Option Plan are not exercisable sooner than 12 months after the date of grant, vest incrementally over a three-year period, and are not exercisable later than 10 years after the date of grant. Options are not transferable by the holder other than by will or applicable laws of descent and distribution.

         The grant of an incentive stock option generally has no immediate federal income tax consequences to the Company or the holder. If the holder of the incentive stock option sells the shares of Common Stock received on the exercise thereof more than two years after the date the incentive stock option was granted to the holder and more than one year after the date of exercise of the incentive stock option, the difference between the sale proceeds and the exercise price of the option will be eligible for longterm capital gain or loss treatment. In such event, no amount will be taxable as ordinary income and the Company will not be entitled to a deduction for federal income tax purposes.

         However, in general, the difference between the fair market value of the Common Stock on the date of exercise and the exercise price will be included in the holder's alternative minimum taxable income for alternative minimum tax purposes. Whether or not a holder of such an option would be subject to alternative minimum tax depends on such individual's particular tax situation. If the holder disposes of the shares of Common Stock acquired upon the exercise of an incentive stock option or applies such stock to the exercise of another option prior to the end of the holding periods described above (a "disqualifying disposition"), the difference between the fair market value of the Common Stock on the date of exercise and the exercise price is taxable as ordinary income in the year of disposition and any excess of the amount realized on disposition over the value of the Common Stock on the date of exercise is eligible for longterm or shortterm capital gain treatment depending on how long the shares were held. If, in a disqualifying disposition, the holder sells the Common Stock for less than its fair market value on the date he or she exercised the incentive stock option, then, generally, only the amount of the difference between the amount realized on the disposition and the purchase price will be treated as ordinary income. If the holder of an incentive stock option makes a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount treated as ordinary income to such holder for the Company's taxable year in which such holder recognizes such income.

         The grant of a nonqualified stock option has no immediate federal income tax consequences to the Company or the holder. The exercise of a nonqualified stock option will require the holder to include in the holder's gross income the amount by which the fair market value of the acquired shares on the exercise date (or, in the case of certain employees who are officers or directors subject to the profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, in certain circumstances thereafter) exceeds the exercise price. An officer or director may avoid this six-month deferral provision by electing under Section 83(b) of the Code to realize the income with respect to the exercise of the option at the time of exercise.

         The Company is required by the Code to withhold income and employment taxes from the employee's wages or to receive a payment from the employee to provide for the taxes on the ordinary income which is considered to have been paid in shares of Common Stock to the holder upon exercise of the option or, in the case of an employee subject to Section 16(b) of the Securities Exchange Act of 1934 who does not make a Section 83(b) election, at the end of the six-month period following such exercise.

         The Company is entitled to an income tax deduction (provided applicable withholding requirements are met) equal to the amount of ordinary income included as compensation in the gross income of the holder for the taxable year of the Company during which the holder includes such amount in the holder's income.

         The closing price of the Company's Common Stock as reported on the Nasdaq SmallCap Market published in The Wall Street Journal on September 29, 2000 was $0.625 per share. At December 31, 1999 (the end of the Company's 1999 fiscal year), options were outstanding under the 1992 Stock Option Plan to purchase an aggregate of 3,146,499 shares of Common Stock.

PERFORMANCE GRAPH


Research Data Group
                                              Peer Group Total Return Worksheet

CHROMATICS COLOR SCIENCES INTL.

                                          Cumulative Total Return
                                  ----------------------------------------------
                                 12/95    12/96    12/97   12/98   12/99    9/00

CHROMATICS COLOR SCIENCES       100.00   102.86   342.86  271.07  241.06   60.00
INTERNATIONAL, INC.
NASDAQ STOCK MARKET (U.S.)      100.00   123.04   150.70  212.49  394.81  363.49
RUSSELL 2000                    100.00   116.49   142.55  138.92  168.45  158.18


MISCELLANEOUS

         Any proposal of an eligible shareholder intended to be presented at the next Annual Meeting of Shareholders must be received by the Company to be eligible for inclusion in its proxy material and form of proxy relating to that Annual Meeting by April 1, 2001.

         Notice of any proposal for an eligible shareholder outside the process of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, in order to be considered timely, must be received by the Company by April, 2001. The Company anticipates holding its next Annual Meeting of Shareholders in the fourth quarter of 2001.

         The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter or business at the Meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

         The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other materials which may be sent to shareholders in connection with the solicitation. Solicitation may be made by mail, telephone and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy materials to their principals.


                                            Darby S. Macfarlane
                                           Chairperson of the Board of Directors

New York, New York
October 30, 2000

                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 11, 2000

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned shareholder of Chromatics Color Sciences International, Inc. (the "Company") hereby appoints Darby S. Macfarlane and Leslie Foglesong, or either of them, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all shares of the Common Stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company at 5 East 80th Street, New York, New York at 10:00 A.M., on Monday, December 11, 2000, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Meeting and any adjournments thereof.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS, DIVIDED INTO THREE CLASSES WITH ONE CLASS TO BE ELECTED EACH YEAR, "FOR" THE ELECTION OF THREE CLASS I DIRECTORS TO SERVE A TERM OF ONE YEAR, TWO CLASS II DIRECTORS TO SERVE A TERM OF TWO YEARS, AND TWO CLASS III DIRECTORS TO SERVE A TERM OF THREE YEARS, OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED, "FOR" THE RATIFICATION OF BDO SEIDMAN LLP AS AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000, "FOR" THE ADOPTION OF THE AMENDMENT TO THE COMPANY'S 1992 STOCK OPTION PLAN, "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A ONE SHARE FOR THREE SHARES REVERSE STOCK SPLIT OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                     Please mark boxes in blue or black ink.

1. AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS, DIVIDED INTO THREE CLASSES WITH ONE CLASS TO BE ELECTED EACH YEAR.

--------------------------------------------------------------------------------
  / /  FOR                     / /  AGAINST                 / /  ABSTAIN
--------------------------------------------------------------------------------

2. ELECTION OF THREE CLASS I DIRECTORS TO SERVE A TERM OF ONE YEAR, TWO CLASS II DIRECTORS TO SERVE A TERM OF TWO YEARS, AND TWO CLASS III DIRECTORS TO SERVE A TERM OF THREE YEARS, OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED.

--------------------------------------------------------------------------------
 / / FOR all nominees listed below (except as marked to the      / /  ABSTAIN
     contrary below)
--------------------------------------------------------------------------------


     Nominees for Class I: Leslie Foglesong, Edmund Vimond, Edward Mahoney

     Nominees for Class II: Darby S. Macfarlane, David Kenneth Macfarlane

                          (continued and to be signed and dated on reverse side)


     Nominees for Class III: Brian T. Fitzpatrick, James Bergman

Instruction: To withhold authority to vote for any individual nominee, strike a line through the name:

Darby S. Macfarlane, David Kenneth Macfarlane, Leslie Foglesong, Edward Mahoney, Edmund Vimond, Brian T. Fitzpatrick, James Bergman


3. RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

--------------------------------------------------------------------------------
   / / FOR                      / / AGAINST                  / / ABSTAIN
--------------------------------------------------------------------------------

4. AMENDMENT OF THE COMPANY'S 1992 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED THEREUNDER FROM 5,500,000 TO 6,500,000, AN INCREASE OF 1,000,000 SHARES.

--------------------------------------------------------------------------------
   / / FOR                      / / AGAINST                  / / ABSTAIN
--------------------------------------------------------------------------------


5. AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A ONE SHARE FOR THREE SHARES REVERSE STOCK SPLIT OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

--------------------------------------------------------------------------------
   / / FOR                      / / AGAINST                  / / ABSTAIN
--------------------------------------------------------------------------------


Dated:                                         , 2000
       ----------------------------------------


                        --------------------------------------
                        Signature of Shareholder(s)


                        --------------------------------------
                        Name of Shareholder(s)

                    NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

          PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY